EXHIBIT 99.2

HELEN OF TROY, LTD.

Moderator: Robert Spear
May 11, 2007
10:00 a.m. CT

Operator: Good morning and welcome ladies and gentlemen, to the Helen of Troy fourth quarter earnings conference call for fiscal 2007.

At this time, I would like inform you that all participants are in a listen-only mode. At the request of the company, we will open the conference for question-and-answer after the presentation.

Our speakers for this morning’s conference call are Gerald Rubin, Chairman, Chief Executive Officer and President; Thomas Benson, Senior Vice President and Chief Financial Officer; and Robert Spear, Senior Vice President and Chief Information Officer.

I will now turn the conference over to Robert Spear, please go ahead, sir.

Robert Spear: Good morning everyone and welcome to Helen of Troy’s fourth quarter earnings conference call for fiscal 2007.

The agenda for this morning’s conference call is as follows. We’ll have a brief forward-looking statement review followed by Mr. Rubin, who will discuss our fourth quarter earnings release and related results of operations for Helen of Troy, followed by financial review of our income statement and balance sheet for the quarter and year by Tom Benson, our Chief Financial Officer, and finally, we’ll open it up for questions-and-answers, for those of you with any further questions.

Safe Harbor Statement. This conference call may contain certain forward-looking statements that are based on management’s current expectations with results - with respect to future events or financial performance. A number of risks or uncertainties could cause actual results to differ materially from historical or anticipated results. ((inaudible)) the words anticipate, believes, expects, and other similar words identify forward-looking statements. The company cautions listeners to not place undue reliance on forward-looking statements. Forward-looking statements are subject to risks that could cause such statements to differ materially from actual results. Factors that could cause actual results to differ from those anticipated are described in the company’s Form 10-Q, filed with the Securities and Exchange Commission for the fourth quarter fiscal year 2007 ended February 28, 2007.

Before I turn the conference call over to our Chairman, Mr. Rubin, I’d like to inform all interested parties that a copy of today’s earnings release has been posted to our Web site at www.hotus.com. The release can be accessed by selecting the investor relations tap on our homepage, and then the news tab.

I will now turn the conference over to Mr. Gerald Rubin, Chairman and CEO and President of Helen of Troy.

Gerald Rubin: Good morning everyone and thank your for listening into our - and participating into our first quarter conference call - our fourth quarter conference call. Sorry.

Helen of Troy today reported sales and earnings for the first quarter and fiscal year ended February 28, 2007. Fourth quarter sales increased seven percent to $144 million, from $134,508,000 in the same period of last year. Net earnings for the fourth quarter increased 46 percent to $9,721,000 or 30 cents per diluted - fully diluted share, versus 6,450,000 or 21 cents per fully diluted share for the prior year quarter.

The fourth quarter sales increases are primarily attributable to greater sales of personal care appliances in Europe, domestic personal care appliances and domestic brush and hair care accessory sales. Full year net sales increased 7.7 percent to $635 million from 590 million in the prior fiscal year. Net earnings for the year increase by 1.6 percent to $50 million or $1.58 per fully diluted share, compared with 49,3190,000 or $1.56 per fully diluted share in the prior fiscal year. Full fiscal year sales increases were driven by all increases in all lines of businesses, and lead by increases in personal care appliances in Europe, and Latin America, domestic personal care appliances, domestic brush and hair care accessories and domestic sales of our OXO line of products.

We are very pleased with your four quarter results and the progress that we have made in business initiatives during the past year. We have reduced our inventories significantly, ended the year with an increase in cash and temporary investments of approximately $73 million to $91 million, while paying down approximately $14 million in debt. We successfully completed our warehouse transition, completed the product development process for the new Bed Head that we plan to distribute to retailers during the second quarter of this current year, and successful introduce new products in both a house wares and personal care categories.

Additionally, we recently announced the acquisition of Belson products, the professional salon division of Applica consumer products, which will provide us with additional growth opportunities for our professional appliance division.

I’d like to go over the benefits of the Belson acquisition. We know the business of professional salon styling tools, and we know the products and we know buyers and the supplier. We should recognize a savings on sourcing opportunities because of the Belson acquisition. The Gold ‘N Hot brand, which we acquired, is well established and enjoys a very strong position in the ethnic beauty field. And we also paid less than one time sales.

We are reaffirming our previous issued guidance for fiscal 208, ending February 28, 2008 of annual net sales in excess of 660 million and annual net earnings in excess of $2 per fully diluted share. We are in the process of evaluating the impact of our Belson products acquisition on sales and earnings for fiscal year 2008, and will make adjustments to guidance in the future, as appropriate.

The following business initiatives remain an integral part of our current business placement plan. Placement and sales of Bed Head by PG domestically and Toni and Guy appliances internationally. Expansion of fusion tool appliances and our professional salon division. Lower warehouse shipping and transportation expenses as our staff gains efficiencies through experience, new OXO product introductions, including but not limited to the Candela line of rechargeable lighting products, as well as expanded international OXO distribution and placement in the retail markets of the United Kingdom and Japan, and developments of a more efficient manufacturing and supply chain process to help reduce product development costs, and increase speed to market with new and replenishment products. We believe that the new Bed Head by TG product line of appliances, and related products have significant future growth potential. We believe this line - new line of products will become a major contribute to Helen of Troy’s overall future profitability.

I would now like to turn this conference call over to Tom Benson, our CFO, for the financial review.

Tom Benson: Thank you, Gerry and good morning everyone. We are pleased with our sales performance for the fourth quarter and selling general and administrative expenses, as a percentage of net sales was down over the prior year. Fourth quarter net sales increased seven percent year-over-year. Net sales in the fourth quarter of fiscal 2007 were 143.9 million, compared to $134.5 million in the fourth quarter and fiscal 2006. This represents an increase of $9.4 million or seven percent.

I will discuss the reasons for the sales increase under our segment net sales information. Our fourth quarter operating income increased by 3.4 percent year-over-year. Operating income for the fourth quarter of fiscal 2007 was 13.8 million or 9.6 percent of net sales. This compares to 13.3 million or 9.9 percent of net sales in the fourth quarter of fiscal 2006. This is a 456,000 increase which is 3.4 percent. Fourth quarter net income increased 46.3 percent in dollar terms year-over-year. Net income for the fourth quarter and fiscal 2007 was $9.7 million, which is 6.8 percent of net sales, compared to $6.6 million or 4.9 percent of net sales in the fourth quarter of fiscal 2006. This is an increase of $3.1 million or 46.3 percent. Fourth quarter diluted earnings per share was 30 cents in the fiscal 2007, compared to 21 cents for the fourth quarter of fiscal 2006. This is a nine cent increase or a 43 percent increase.

During the fourth quarter of fiscal 2007, we repatriated 48.6 million in foreign earnings, incurring a tax charge of 2.8 million. Now I’ll provide a more detailed review of various components of our financial performance. Our house wares segment is the OXO business. OXO is the leader in providing innovative consumer product tools in a variety of areas including kitchen, cleaning, barbecue, bar ware, garden, automotive, hardware, storage and organization. Brands that we sell include OXO Good Grips, OXO Steel and OXO Soft Works. The house wares segment net sales were 36.1 million in quarter of fiscal 2007, compared to 34.9 million in quarter four of fiscal 2006. This represents an increase of 1.2 million or 3.3 percent. Sales increases have been primarily driven by continued new product introductions, with existing customers, as well as new distribution the grocery channel. In the fourth quarter of fiscal 2006, we shipped the initial stocking orders of our hand tool line. Thus year-over-year sales growth is below our historical growth rate, and is expected to be double digits for fiscal 2008.

Our other segment is our personal care segment, and includes the following product lines, appliance. Products in this group include hairdryers, curling irons, thermal brushes, hair straighteners, massagers, spa products, foot baths, and electric clippers and trimmers. Key brands and appliances include Revlon, Vidal Sassoon, Sunbeam, Health-o-meter, Dr. Scholl’s, Hot Tools and Wigo.

Grooming, skin care, and hair products are included in the personal care segment, and consists of the following brands, Brut, Sea Breeze, SkinMilk, Vitalis, Ammens, Conditions 3-in-1, Final Net, Vitapointe, and Epil-Stop. Brushes and accessories are also included in the personal care segment. Key brands in this product category include Revlon, Vidal Sassoon and Karina. The personal care net segment sales were 107.8 million in the fourth quarter of 2007, compared to 99.6 million in the fourth quarter of fiscal 2006. This represents and increase of $8.2 million or 8.3 percent. Net sales increase is a result of new product introductions, including Fusion tools, Brut Revolution and Toni and Guy brand appliances, and unit volume and price increases.

Gross profit for the fourth quarter was 63.3 million or 44 percent, compared to 61.6 million or 45.8 percent in the prior year fourth quarter. This is an increase of $1.7 million or 2.7 percent.

The decrease in gross profit percent of 1.8 percent points is primarily due to a combination of the house ware segments, expansion in higher unit price, lower margin gross - I’m sorry - lower margin product line, more direct import sales which are sold at lower margin in product cost increases.

For the fourth quarter, selling, general and administrative expenses decreased 1.5 percentage point as a percent of sales. SG&A expenses for the fourth quarter fiscal 2007, was 49.5 million which is 34.4 percent of net sales, compared to 48.3 million or 35.9 percent of net sales in the prior year fourth quarter. This is an increase of $1.2 million. And it represents a decrease of 1.5 percentage points.

The increase in SG&A in dollars terms is primarily due to the impact of exchange rate variance, which was a loss of 900,000 in quarter four fiscal 2007 versus a 1.4 million gain in quarter four at fiscal 2006.

Interest expense is down 1.3 million for the quarter, compared to the prior year quarter. Interest rates are higher this year, but the amount of debt out standing is down to approximately 15 million and we had an interest expense of 900,000 in the prior year related tax audits. Tax expense for quarter four fiscal 2007 was $517,000, which is five percent of income before taxes. This compares to $2.7 million or 28.7 percent of income before taxes in the prior year quarter. The effective tax rate is down 23.7 percentage points compared to the prior year. As mentioned earlier, during the fourth quarter of fiscal 2006, we repatriated 48.6 million in foreign earnings incurring the tax charge of 2.8 million.

I will now discuss our financial position. Our cash and temporary investment balance was 91 million at February 28, 2007, compared to 18 million the prior year. We have a $75 million revolving line of credit in place on which we have no borrowings. Accounts receivable increased 8.6 million year-over-year on a quarterly sales increase of 9.4 million. Our trailing 12 month basis accounts receivable days out standing decreased 71.6 days at February 28, 2007 compared to 75.2 days at February 28, 2006.

On a current sales basis our accounts receivable days out standing are 71.4 days compared to 71.7 days a year ago. Inventories at February 28, 2007 decreased 24.3 million from the prior year end. The primary reason inventories are down is not repeating the inventory build we had last year, due to the relocation of our house wares inventories from (Money), Illinois and our grooming inventories from El Paso, to our new distribution facility in South Haven, Mississippi. As well as not repeating the inventory purchases we did last year to delay the impact of possible future price increases.

Shareholders equity increased 53 million to $527.4 million at February 28, 2007 compared to the prior year end. I’ll now turn it over to Gerry for additional comments …

Gerald Rubin: Thank you, Tom. Operator, we are now open for questions.

Operator: The question-and-answer session will begin now. If you are using a speakerphone, please pick up your handset before pressing any numbers. Should you have a question, press star one on your push button phone. Should you with to withdraw your question, please press the pound sign. Your questions will be taken in the order they are received.

Our first question comes from Kathleen Reed from Stanford Financial.

Kathleen Reed: Hi, good morning.

Gerald Rubin: Good morning.

Kathleen Reed: First question, just on your recent acquisition of Belson, can you just comment, whether the margins on those salon products are pretty similar to your existing business? And what your total market share of the salon market will be after the acquisition?

Gerald Rubin: Well currently, the Belson division runs a less profit percentage wise than our own Helen of Troy professional division, but we hope to bring that up to equal what we have, due to the reasons that I gave you. We think we can buy better. We’ll be more influential in the orient. And we can add a lot of products to it.

As far as the percentage of the professional appliance arena, I don’t have any numbers there, but I’m sure it’s probably I don’t - 40 or 50 percent.

Kathleen Reed: But you will be - after - including the acquisition?

Gerald Rubin: Right.

Kathleen Reed: OK. Next, just on the SG&A line item that you just talked about, I think I was writing to fast, but can you just explain again why we saw a real big improvement in SG&A expenses as a percentage of sales. I think you said it was a currency gain, but then, I think that as meant to be in the other income? If you could just quantify again, why the SG&A improved?

Tom Benson: Well the reason - I explained the reason why the total dollars went up. The biggest change in the total dollars was the change in our exchange rates year-over-year in the fourth quarter. We keep our - as we settle out hedges, or due to exchange rate changes, that goes in the SG&A area.

Kathleen Reed: OK.

Tom Benson: And in the prior - in the fourth quarter of the prior year, we had a gain of $1.4 million, and this year we had a loss of $900,000. So there’s a $2.3 million swing year-over-year. Even with that swing, our SG&A costs went down. As we’re growing our sales, we’re leveraging our SG&A and also, as we complete our warehouse transition, our costs are going down as we had expected. Over the last few years, we have explained to people that we were building our infrastructure here, both in people and facilities for future growth and that was one of the reasons that our SG&A had gone up over the last few years, as a percentage of sales

Kathleen Reed: With your warehouse savings, and some of your other internal cost savings programs, are we still expecting like an eight to 10 million savings rate for fiscal ’08, on an annualized basis?

Tom Benson: The eight to 10 million number, we have explained in the past is made up of warehouse savings, and other SG&A savings, such as there is some transportation savings, some royalty savings. Some of those savings were realized last year. So I would not expect an incremental eight to $10 million savings this year. We do - we are going to realize savings in the warehouse area this year. We also have initiatives in the transportation that we hope to save some money, but as we all know gas prices are going up, so I’m a little concerned about that. But the warehouse portion of those savings will enjoy the majority of them this year. The other portion was all ready realized.

Kathleen Reed: OK. On your gross margin line, the gross margin had declined somewhat in your third quarter, and we saw the gross margin decline this quarter, although it was almost completely offset by lower SG&A. And I think, in your prepared remarks, you said some of that was higher commodities and however you were - you also cited the direct import trend, and we had heard about that in the third quarter. Can you just talk a little bit about if you think that’s an ongoing issue we should continue to see that in fiscal ’08, so maybe you’re going to have lower overall gross margins; however, as an offset you do have all of these savings for SG&A to kind of act as an offset. If that’s an ongoing trend, and increasing trend for direct import and just some up your opinion on that.

Gerald Rubin: Direct import is - I mean it’s a very small portion of our business, but when you do direct import business, it bypasses, the warehouse and transportation segment of our business. And so, what we do is when we work with customers on that manner, we have a lower gross margin, but at the same time we do not incur certain SG&A expenses.

So it’s going to grow but I mean it’s still going to be a very small percentage of our business. On the other areas of the SG - I’m sorry - of the gross margin, we have been experiencing pressure on our product cost throughout last year. Some of that has subsided, but working with our customers to - with new products, and with the price increases, we’ve been lagging in that area. And it takes a long period of time to implement price increases. We’re still working on that to - we hope to improve our gross margin over time.

Kathleen Reed: OK. Thanks. And just really quickly, lastly, can you comment - clearly your appliance, both in Europe and domestically did real well. Can you just comment if Idea Labs and your accessories business was - sales were positive in the quarter for your personal care division?

Gerald Rubin: Yes, all of the two divisions that you mentioned were positive. And in my comments, that was one of the reasons for our sales growth, the fresh comb and accessory area. But both divisions that you mentioned, both had positive sales.

Kathleen Reed: OK. Thank you very much.

Gerald Rubin: Thank you.

Operator: And we will now take a question from Doug Lane from Avondale Partners.

Doug Lane: Yes, hi, good morning everybody.

Gerald Rubin: Good morning, Doug.

Doug Lane: So just to wrap up on some of Kathy’s line of questioning, is it reasonable going into fiscal ’08, to expect that gross margins should still be down a little bit year-over-year, but at least all set, if not more than all set by lower SG&A’s as a percent of sales due to the initiatives that you mentioned?

Tom Benson: No. I think that the gross profit that we had of 44 percent should hold steady and as Tom mentioned, we’re looking for improvement there because we are passing on price increases. Some are in effect. Some will come in, starting in August through the latter part of the year. So no, we’re not looking for that 44 percent to decrease. And as far as the SG&A expenses, that we’re always working on, trying to get that number done. So if we can get that number down, of course, then it would bring us more to the income - the bottom line.

Doug Lane: OK. And certainly with the elimination of the duplicate warehouses in Mississippi that’s going to go a long way towards helping your SG&A, right.

Gerald Rubin: Those are some of the things that we’re doing in the company that we’re working on every day. So we - that’s one of our goals to get the SG&A percentage down and force the gross profit up, and the sales up. So if all three happen, then we’re going to have a great year.

Doug Lane: Yes, no question. On the sales line, can you talk about your retail business, you rest at Wal-Mart this year, how you feel about Wal-Mart on the retail side in ’07, and give us an update on the reception of your new professional product that you rolled out in the second half of last year.

Gerald Rubin: You know, normally we do not comment about how our big our planogram is - because for competitive reasons, but anybody can walk into a Wal-Mart store and see what we have in the shelf. Our sales at Wal-Mart are up and have been for the quarter. Overall sales, retail, I mean you all read what goes on. I’d say we’re showing, you know, a slight increase and hopefully with the introduction of Bed Head appliances, and other things that we’re doing that we’ll - that we’re going to show a nice increase in that area.

Our sales projections that we put out are based on increased sales. And so you have to know that we’re - we expect increased sales in that division, our other divisions too.

Doug Lane: OK. And in the professional new products from last year, how are they going?

Gerald Rubin: They’re going good. They had a nice increase, also, and they are projecting increases for this year, also for that division on top of adding the Belson division.

Doug Lane: And I assume the 660 is before Belson, because obviously you’re going to add sales from Belson right from the get go but you’re saying the core business before Belson should do the 660 this year.

Gerald Rubin: Right. And as soon as we get a - you know, just bought it a couple of days ago. As soon as we get a better handle of all of the things that we’re doing at the Belson division, we’ll come up with an estimate of what we think that we’ll do. As you know, our fiscal year starts on March first, and we’re all ready into May, so we won’t have a full year of sales for this year, in the fiscal year.

Doug Lane: Now is that closed?

Gerald Rubin: The Belson acquisition? Yes, it closed…

Tom Benson: Effective May first.

Gerald Rubin: Yes, May first.

Doug Lane: So it will be one month of this year.

Gerald Rubin: Yes.

Doug Lane: OK. Now you know you can pull up Applica’s filings and see that it was a money losing division for them. Obviously there’s a lot of overlap on, you know, sourcing and distribution with Helen of Troy but I jus wonder, without getting into specifics, should we look for some near term dilution as you get the thing integrated, because it is in a money losing situation, or do you think the synergies can be pretty much immediately realized?

Tom Benson: Doug, this is Tom Benson. On their public filings, those include allocations of all of their overhead costs. Quite a few of those costs are not going to be duplicated at Helen of Troy, as we integrate it. I think in the early stages as we integrate it, there’s transition costs we’re going to incur. We need to work closely with all of the customers. So over the long term or, you know, as time goes on, maybe not initially but as the year goes on and next year, we expect it to be accretive.

Gerald Rubin: Also, Doug, you know, we will be accretive. It will be slightly accretive but it will be accretive to this year’s earnings also.

Doug Lane: OK.

Gerald Rubin: I think, again, what Tom says, what you saw was not the true picture, because they threw in a tremendous amount of corporate overhead to that division, which we don’t have.

Doug Lane: OK. All right, thanks.

Gerald Rubin: Thank you.

Operator: And we will now take a question from Gary Giblen with Goldsmith and Harris.

Gary Giblen: Good morning. Building on the last question, the - how long will it take you to improve the declining sales trend at Belson? Is it a function of new product intros? And how long might that take to do?

Gerald Rubin: Yes. I would say Gary it’s going to take six months, you mentioned sales decline. That was in the year before. Currently, the sales are stable. They are not declining over last year and what you saw was probably the year before. And it - in order for us to increase sales, it will take at least six months for a new product innovations or introductions.

Gary Giblen: OK. Were they lagging in the innovativeness because of Applica’s turmoil?

Gerald Rubin: I mean I can’t comment for them but I think because of what’s happened in the past there, that there was not a lot of money, if any spent on R&D and new product development. And that’s something that we’re very good at. And we’re going to be adding a lot of new product to Belson line of products.

Gary Giblen: Sure, OK. And then just a financial question, the - you know, you had the low tax rate, the abnormally low tax rate of five percent this quarter. So what’s the best assumption for the full year?

Tom Benson: I think 10 to 12 is what we’ve talked about over the longer term. I think, when you look at a specific quarter, it can jump around, depending upon where the earnings are in what jurisdiction. But in the long term we should continue to look for 10 to 12.

Gary Giblen: Sure, OK.

Gerald Rubin: This past year, I think it was little over nine percent.

Tom Benson: Nine point two.

Gary Giblen: Right. Yes. The moving target. And so the - I mean the release says that you’re reiterating the guidance, but I mean since the tax rate - I mean since you had a low tax rate here, is there any change in your operating earnings outlook for the year? Or is this - I know it’s a wide range anyway, but is it really the same? Or is it somewhat more conservative because you have some, maybe some lower tax rate this year.

Tom Benson: No I don’t think our tax rate is going to be any lower this year. And I think the estimates will be put out, you know, due include the rate that we’re currently using.

Gary Giblen: Sure.

Gerald Rubin: We have not changed our guidance, the assumptions in the guidance between our release in November and now because of taxes or anything like that.

Gary Giblen: Yes. OK. And then just final question is that it seems like the department stores, which I know is not a major part of your mix, but, you know, those that are absorbing other store bases like Belk or Federated are having some renewed difficulties now. So it that material to anything - I mean if Federated froze up, let’s say in terms of orders, I mean would that matter to you? Or is the percent of sales very low and not important?

Gerald Rubin: Gary, at the present time, we do not sell department stores, so they do not effect any of our sales. We’re optimistic that the department stores that you did mention will be taking on the Bed Head line. So we will have increased sales that we never had before from department stores. But at the end of the day, it’s just going to be a small part of our business. It’s been zero in the past and it will just be very small. So all of these roll ups that happen in the department stores, and what they do has not effected us.

Gerald Rubin: OK. That’s great. Thank you very, Gerry.

Gerald Rubin: Thanks, Gary.

Operator: And we will now take a question from John Harloe with Barrow Hanley.

John Harloe: I’m sorry. We’re all talking about this acquisition you made. I was hoping you would talk about Epil-Stop that you referred to last quarter, that you would probably have something to say this quarter.

Gerald Rubin: We did, this past quarter, we did have some distribution in the Epil-Stop. We will have, certainly more as the months come on. The initial sales numbers that we were getting are good and we’re happy with that. And this is our first year of the new introduction, the product is just a terrific product, and hopefully that’s going to add this year, and in the future years, a lot of sales to the Idea Labs division.

John Harloe: What channels of distribution are you using to sell this through?

Gerald Rubin: Well we’re in mass and in drug and in grocery.

John Harloe: You’re not going to do direct television?

Gerald Rubin: We - we’re going to try a little and see how it goes, but our main thrust is through the mass grocery and drug.

John Harloe: When the Epil-Stop - the old Epil-Stop before it reached its peak in sales, what was the amount…

Tom Benson: One hundred nine million.

Gerald Rubin: Well I think it did in excess of $100 million one year.

John Harloe: Could you do that again?

Gerald Rubin: I don’t know. We’re sure going to try.

John Harloe: All right, thank you.

Gerald Rubin: OK, John, thanks.

Operator: And we will now take a question from Rommel Dionisio with Wedbush Morgan.

Rommel Dionisio: Good morning. First question, on marketing expenses, in the year ago quarter, you said that you increased advertising by two million. I wonder if you could just quantify Tom in this current quarter you just reported, did you sustain that higher level of advertising? Or did that come in a little bit?

Tom Benson: Actually, we do not break our SG&A down into those details, and I - this is more from memory, but since I didn’t comment on it, it was not a material difference from prior quarter.

Rommel Dionisio: OK. That’s fine. And just switching gears back to the Belson products acquisition, it seems like there is some product overlap. And Gerry, I wonder if you could just comment on the potential for cannibalization of your existing sales, and how you would try to avoid that?

Gerald Rubin: You know, the Belson division has been competing with Helen of Troy since about 1975. So we’ve been competing with them for 32 years. We have our niche in the marketplace, with our brands, and they have their brands, and their niche. They are very strong in the ethnic business. We’re - basically we are not - the division is going to be run separately, separately sales and marketing. I do not see any deterioration of Helen of Troy’s business because of the different sales and marketing, but I do look very positively that what we can do for the Belson division will help them grow the business.

Rommel Dionisio: OK. Great. Thanks very much.

Gerald Rubin: OK.

Operator: And we will now take a question from Mimi Noel with Sidoti & Company.

Mimi Noel: Thanks. First, Gerry, I wanted to ask you what your position is on introducing personal care appliances with the OXO brand name.

Gerald Rubin: You know, the OXO brand is terrific brand. I mean I always brag about the OXO division because I think it’s probably one of the best brands that we do, although we do have a lot of other brands. They are increasing their sales as you heard. They will be at least double digit for this year, as they have been in the three years prior since we bought the company.

There are a lot of initiatives on the table. I cannot discuss them with you, but there is a whole range of products that we are looking at to because the OXO name is so well known in the industry.

Mimi Noel: OK. So it has breadth. You can say that …

Gerald Rubin: Yes.

Mimi Noel: OK. And also, would you provide any historical Belson information? You mentioned that sales have stabilized in the last public filing, where were sales?

Gerald Rubin: I think you can look it up. They were a public company up until a couple of ….

Mimi Noel: January.

Gerald Rubin: A couple of months ago. I think their sales were in the low 40 millions. It was down from the year before, but it was in the low 40 millions.

Tom Benson: In the segment information you can see the sales for a few years.

Mimi Noel: OK. I’ll take a look.

Tom Benson: And you also see the profit, but as I commented when we looked at it there was a lot of allocations put in there.

Mimi Noel: Yes, I’ll keep that in mind. And Tom, I do have one more question for you. What - I guess do you have any pre set plans for debt pre payment in the next year or two?

Tom Benson: For - no our term debt of 225 million we can pre pay that without penalty at any time. We are continuing looking at the acquisition opportunities, and as a company we would like to continue to do acquisitions. So at this stage, we’re not really anticipating pre paying our debt. We really hope to do acquisitions.

Mimi Noel: OK.

Gerald Rubin: But we have the ability if we come to that conclusion.

Mimi Noel: Certainly. That’s all I have. Thank you.

Gerald Rubin: Thank you, Mimi.

Operator: And we will now take a question from Steven Friedman with Wachovia Securities.

Steven Friedman: Good morning, Gerry, and Tom and Bob. Nice quarter. Could I ask regarding some - most of my questions have been touched on all ready but could you comment on your last three acquisitions, OXO, Toni and Guy and Bed Head, and now Belson products. Do you expect all to contribute to margin expansion and substantially this year, at least on the OXO and the Toni and Guy and the Bed Head lines?

Gerald Rubin: OK. The Bed Head, and the Toni and Guy are licensed arrangements that we have. We have started to sell the Toni and Guy in Europe, where it’s well known, there’s over 500 salons there, and their liquid products are in boost and other major retailers in England. And so our line of appliances is doing very well.

And Bed Head, we will not start shipping until July so that will be our second quarter. Initially, we do have distribution with many of the mass drug chains that we have there, so that should be, as time goes on, that should do very good. We are going to have a- initially spending money on television - and print for the Bed Head brand, so you’ll see that advertising starting in August after we have initial distribution in July. So those two are doing, very, very well.

OXO, as I commented has double digit sales every year. They are increasing their market share. They are increasing their products, and they are looking into going into other categories. And the Belson division, you know, should be very, very good for us. It’s currently in Florida. We’re planning on operating out of El Paso in our corporate offices, but it will be separate sales and marketing in reps. We’re going to keep the company in tact, and grow that business. And Belson will be a competitor with Helen of Troy. So I think by controlling both we’ll have increased sales and hopefully increased margins.

Steven Friedman: All right, well with that in mind, would it be reasonable to expect a gross margin which you came in with, I think, around 44 percent or so for the 12 months ending February of ’07? And with Belson being somewhat accretive this year, even though, I think, Tom you mentioned, towards the latter part of the year, because of a transition but still a lot of overhead allocated to them, wouldn’t it reasonable to assume that the 44 percent gross could increase certain amount of basis points, along with the SG&A probably shrinking somewhat with the warehouse fully kicking in this year now?

Gerald Rubin: Well there’s two things I want to comment on, and you kind of got them together. Gross profit and SG&A are certainly separate. On the gross profit line, we’re looking at least with the 44 percent and growing it, I don’t have the number yet, because we have to see the mix on Bed Head, and OXO which is a greater number than the 44 percent. But, you know, we do have the Belson division which is less, so we’re offsetting that.

But overall, we’re looking for an increase, but I don’t have that number. And the SG&A percent should drop percentage wise, as the sales go up and we have a lot of efficiencies. It’s not - you know, a good part of our business is fixed expenses, and then there’s the variable expense. On the fixed side, if you increase your business, the fixed net doesn’t cost you more, only the variable. And that’s why it’s important that we increase our sales, because of what we call fixed expenses and that would help the percentage of SG&A go down. So that’s what we’re working on.

Steven Friedman: Well what I was assuming is that you would have an expansion on the gross margin and a decrease on the SG&A. And hopefully, while you said you don’t have any specific guidance on Belson products, do you expect to give that shortly or some time in the near future along with…

Gerald Rubin: Yes, I think by our next conference call we will.

Tom Benson: This is Tom Benson. I think we want - I think I’m going to call it our core business, we hope for expansion over the year. I think, on the Belson that has a lower gross profit than our core business. And it is going to take us an extended period of time before we see significant change in that. So adding Belson to it, in combination will bring it down, initially. But if you break it out, kind of core and the acquisition, the core should grow some, but the acquisition is going to be at a lower margin.

Steven Friedman: OK. Thank you very much.

Gerald Rubin: OK. Thanks, Steve.

Operator: And as a reminder if you’d like to ask a question at this time, please press star one. And we will take a follow up question from Katherine Reed.

Kathleen Reed: Hi, just to clarify what you just said about the gross margin if - with the businesses combined, is it fair to assume gross margin would be under pressure in the first part of your fiscal ’08, improving in the back half of the ’08, and then maybe just flat for the year, with the two businesses combined?

Tom Benson: No. I don’t think so, you know, because of all of the businesses that we have, and Belson is only being included one month for this quarter, and their sales are probably just five percent of what the corporate sales are. You’re not going to be able to see anything. And our goal is to increase the gross profit percentage, and decrease the SG&A expenses so that we bring more to the bottom line and that’s the goal that we’re working on every day and we hope to achieve that.

Kathleen Reed: OK. In addition to Bed Head, which is launching in your second quarter Epil-Stop which seems like it all ready started to ship, so it will benefit your first quarter and then the whole year. I actually just got come some coupons for SkinMilk, some new products, I think you have under SkinMilk, are there any other new product launches either under Idea Labs, or anything else you can talk about at this time, that’s maybe all ready been announced, that we just don’t know about?

Gerald Rubin: Yes, no, there hasn’t been anything announced. Of course, everybody is working on all kinds of new products, but the products that you mentioned, that’s the Epil-Stop and the SkinMilk area all ready out in the field now.

Kathleen Reed: OK. And then, just last question. When do we anniversary the new distribution wins for your brushes and accessories, division? Is that the first quarter of ’08?

Gerald Rubin: When is it?

Tom Benson: I think we had them for all of last year, but I’m not positive. I don’t know the answer.

Kathleen Reed: OK. All right. Thank you.

Tom Benson: Thanks.

Operator: And again as an additional reminder if you would like to ask a question at this time, please press star one. And gentlemen, there appears to be no other questions.

Gerald Rubin: Well thank you everybody for listening into our fourth quarter and fiscal year results, and I hope to speak with you all on our next conference call. Thank you again for participating.

Operator: This concludes today’s presentation. Thank you for your attendance. Additionally, ladies and gentlemen, if you wish to access the replay for this call, you may do so by dialing 1-888-203-1112 with the replay pass code of 7913643.

This concludes our conference call. Thank you. Thank you all for participating and have a nice day. All parties may now disconnect.

END